Exhibit T3B-106

OPERATING AGREEMENT

OF

PLAYERS RIVERBOAT, LLC

This Operating Agreement is entered into as of this 13th day of February, 1995, by, between and among PLAYERS RIVERBOAT MANAGEMENT, INC., a Nevada Corporation and PLAYERS RIVERBOAT, INC., a Nevada Corporation, as “Members.”

WHEREAS, the Members formed a limited liability company by executing its Articles of Organization for filing with the Secretary of State pursuant to the Louisiana Limited Liability Company Law (Act No. 780 of 1992), R.S. 12:1301 et seq., as amended.

WHEREAS, the Members desired to adopt this Operating Agreement; and

WHEREAS, each Member represents that it has sufficient right and authority, without breaching any provision of law or contract to execute this Operating Agreement and is not acting on behalf of any undisclosed or partially disclosed principal by such actions;

NOW, THEREFORE in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members hereby agree as follows:

I.

NAME

The name of the limited liability company (“LLC”) is “PLAYERS RIVERBOAT, LLC.” The business of the LLC shall be conducted under that name and the Members shall file the Articles of Organization in the public records of any parish where the LLC owns immovable property.

II.

COMMENCEMENT

The LLC shall commence as of the time of execution of the Articles of Organization. The LLC shall be perpetual or until terminated as hereafter provided.

III.

PURPOSE

As stated in the Articles of Organization, the purpose of the LLC is to engage in any lawful activity for which limited liability companies may be formed under the Limited Liability Company Law of Louisiana. In addition, the initial specific purpose of the LLC is to purchase and hold ownership interests in the Showboat Star Partnership.

IV.

PRINCIPAL OFFICE

The principal office of the LLC shall be maintained at 800 Bilbo Street, Lake Charles, Louisiana 70601, or at such other place or places as the Members may from time to time designate.

V.

CAPITAL CONTRIBUTIONS

5.1 Initial Contribution. The Members make herewith as the initial contribution of each to the capital of the LLC the following:

Players Riverboat Management, Inc.	$100.00

Players Riverboat, Inc.	$100.00

5.2 Additional Contributions. No Member shall be required to make any additional contributions to the capital of the LLC, and no Member shall have the right to withdraw any portion of his capital contribution. If any additional capital contribution is made by any Member, this Operating Agreement shall be amended to reflect said contribution. Each Member’s capital account balance shall be increased by any additional contribution made by it to the LLC. No Member will be paid interest on any capital contributed by it to the LLC.

VI.

PROFITS, GAINS AND LOSSES

6.1 Allocations. Except as otherwise provided hereinafter, LLC Profits, Gains and Losses as defined above shall be divided and shared among the Members in the following percentages:

MEMBERS	PERCENTAGE
Players Riverboat Management, Inc.	1%
Players Riverboat, Inc.	99%

In the event that any Member’s capital account is reduced below zero, such Member shall be required to restore the deficit balance before ceasing to be a Member of the LLC.

6.2 Capital Accounts. Each Member’s share of LLC profits and gains allocated pursuant to Section 6.1 shall be credited to its capital account. Each Member’s share of losses allocated pursuant Section 6.1 shall be charged against its capital account.

VII.

TRANSFER OF MEMBER’S INTEREST

Transfer of a member’s interest is freely transferable without the consent of the remaining members.

VIII.

MANAGEMENT

The LLC shall be managed by the Members and all decisions shall be made upon the concurrence of a majority in interest of the Members.

IX.

DISSOLUTION

The LLC shall note be dissolved upon the occurrence of the withdrawal, expulsion, bankruptcy, or the occurrence of any other event that terminates the continued membership of a Member in the LLC.

X.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF MEMBERS

No Member shall be personally liable for monetary damage for breach of any duty set forth in L.S.A.-R.S. 12:1314.

The LLC shall indemnify a Member or Members, for all judgments, settlements, penalties, fines or expenses incurred because it is or was member as authorized by L.S.A.-R.S. 12:1315 A. (2) to the fullest extent authorized by law.

XI.

AMENDMENTS

Except as otherwise provided herein, this Operating Agreement may be amended only by a duly recorded amendment executed by those Members holding seventy-five percent (75%) or more of the membership interest. This Operating Agreement is binding upon and shall inure to the benefit of the Members and their respective successors and assigns. Each Member signatory hereto hereby constitutes those Members owning seventy-five percent (75%) or more of the membership interest as their agents and attorneys-in-fact to execute any and all amendments to this Operating Agreement approved by them. This power of attorney is coupled with an interest an is irrevocable and shall survive the bankruptcy of a member.

XII.

SEVERABILITY

Should a court of competent jurisdiction finally determine that any provision contained herein is not enforceable under the laws of the State of Louisiana or the United States, such a determination shall not affect the enforceability and validity of any other provision contained herein.

XIII.

COUNTERPARTS

These Articles may be executed in several counterparts and as so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the original or the same counterpart.

XIV.

ENTIRE AGREEMENT

This Agreement contains the entire understanding between the Members and supersedes any prior understanding and/or written or oral agreements between them respecting the subject matter hereof.

THUS DONE AND SIGNED by PLAYERS RIVERBOAT MANAGEMENT, INC., at Lake Charles, Calcasieu Parish, Louisiana, on this 13th day of February, 1995 in the presence of the undersigned competent witnesses and me, Notary Public, after due reading of the whole.

WITNESSES:	PLAYERS RIVERBOAT MANAGEMENT, INC.

/s/ Illegible	BY:	/s/ Illegible
/s/ Illegible

/s/ Cecile Toland Walker
NOTARY PUBLIC

CECILE TOLAND WALKER NOTARY PUBLIC OF NEW JERSEY MY COMMISSION EXPIRES APRIL 25, 1999

THUS DONE AND SIGNED by PLAYERS RIVERBOAT, INC., at Lake Charles, Calcasieu Parish, Louisiana, on this 13th day of February, 1995 in the presence of the undersigned competent witnesses and me, Notary Public, after due reading of the whole.

WITNESSES:	PLAYERS RIVERBOAT, INC.

/s/ Illegible	BY:	/s/ Illegible

/s/ Illegible

/s/ Cecile Toland Walker
NOTARY PUBLIC

CECILE TOLAND WALKER
NOTARY PUBLIC OF NEW JERSEY
MY COMMISSION EXPIRES APRIL 25, 1999

OPERATING AGREEMENT

OF

PLAYERS RIVERBOAT, LLC

I.	NAME

II.	COMMENCEMENT

III.	PURPOSE

IV.	PRINCIPAL OFFICE

V.	CAPITAL CONTRIBUTIONS

VI.	PROFITS, GAINS AND LOSSES

VII.	TRANSFER OF MEMBER’S INTEREST

VIII.	MANAGEMENT

VIX.	DISSOLUTION

X.	LIMITATION OF LIABILITY AND INDEMNIFICATION OF MEMBERS

XI.	AMENDMENTS

XII.	SEVERABILITY

XIII.	COUNTERPARTS

XIV.	ENTIRE AGREEMENT